Exhibit 10.1

 EXECUTION COPY

Loan Agreement

This Loan Agreement (this “Loan Agreement”), dated as of August 14, 2017, is entered into between Windtree Therapeutics, Inc., a Delaware corporation with its principal offices at 2600 Kelly Rd., Suite 100, Warrington, PA 18976 (the “Borrower”), and Lee’s Pharmaceutical (HK) Ltd., a Hong Kong company organized and existing under the laws of Hong Kong with its principal offices at Unit 110-111, Bio-Informatics Centre, No. 2 Science Park West Avenue, Hong Kong Science Park, Shatin, Hong Kong (the “Lender”).

RECITALS

WHEREAS, the Borrower and the Lender have previously entered into that certain License, Development and Commercialization Agreement (the “License Agreement”) dated as of June 12, 2017, pursuant to which Borrower, as Licensor thereunder, has licensed to the Lender, as Licensee thereunder, certain rights with respect to Borrower’s technology with the aim of advancing the Development, registration and Commercialization of the Surfaxin Product, Surfaxin LS®, Aerosurf®, and any other pharmaceutical composition containing synthetic KL4 Surfactant in the Licensed Territory (as such terms are defined in the License Agreement);

WHEREAS, Borrower is in immediate need of capital to support its continuing operations, maintenance of its technology and continued performance of its obligations under the License Agreement and Lender and Borrower have expressed an interest in exploring a potential strategic transaction to assure the continued performance of the License Agreement and potential expansion of the relationship between them; and

WHEREAS, to satisfy Borrower’s immediate need for cash and to allow for time for the parties to negotiate and enter into a potential share purchase agreement (the “Share Purchase Agreement”) pursuant to which Lender shall acquire a controlling interest in Borrower at a price per share not greater than $0.25 (as described in Section 4.7), Lender has agreed to advance funds to Borrower on the terms provided in this Loan Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

"Loan" means the loan made by the Lender to the Borrower in the amount of Three Million Nine-Hundred Thousand Dollars ($3,900,000), which amount is payable in three equal installment on August 15, 2017, September 10, 2017 and October 10, 2017.

“Encumbrance” has the meaning set forth in Section 2.5.

"Maturity Date" means the earlier of (i) the closing date (the “Closing Date”) of the Share Purchase Agreement between the parties that would result in Lender obtaining a controlling interest in the Borrower on such terms and conditions as are described in Section 4.7 and set forth in such agreement, and (ii) October 31, 2017.

“Share Purchase Agreement” has the meaning set forth in Section 4.7.

ARTICLE II

TERM LOAN

2.1     Agreement to Make Loan. On the terms and subject to the conditions of this Loan Agreement, Lender agrees to fund the Loan to Borrower in three equal installments of One Million Three Hundred Thousand Dollars ($1,300,000) on each of August 15, 2017, September 10, 2017 and October 10, 2017. The proceeds of the Loan shall be paid by wire transfer to an account designated in writing by the Borrower.

2.2     Payment Terms. The entire unpaid principal balance of the Loan, together with accrued interest thereon, shall be due and payable on the Maturity Date. The parties intend that, under the terms of the Share Purchase Agreement, in lieu of cash, the outstanding principal balance of the Loan shall be applied in full satisfaction of a like amount of cash consideration payable by Lender to Borrower at the closing of such Share Purchase Agreement, and the Loan shall thereby be discharged in full.

2.3     Interest Rate. The Loan shall bear interest on the outstanding principal amount of the Loan at a rate per annum equal to twelve percent (12%) (“the Contracted Interest Rate”). If Borrower fails to repay the principal amount of the Loan on the due date, Lender shall charge Borrower interest at a rate equal to the lower of 30% above the Contracted Interest Rate (referred to as the “Defaulted Interest Rate”) or the maximum interest rate permitted by law on overdue sums from and including the due date to the actual payment date. If Borrower fails to repay the accrued interest and default interest on the due date, the Default Interest Rate shall be calculated monthly on the interest payment date.

2.4     Prepayment. The Borrower may, at its option, prepay the Loan, in whole or in part, prior to the Maturity Date. Each prepayment shall include interest on the amount prepaid to the date of prepayment.

2.5     Negative Pledge. The Borrower shall not, without the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed, create, suffer to exist, or permit to subsist, any mortgage, pledge, lien, charge, privilege, priority, encumbrance or other security interest of any kind or nature whatsoever and howsoever arising (referred to as the “Encumbrance”) upon all or any part of its present or future undertakings, assets, or revenues, except for the following (“Permitted Encumbrances”):

(a) any such Encumbrance created in the ordinary course of the Borrower’s development activities and business transactions, including without limitation,

(i) with respect to accounts maintained in the ordinary course and held at financial institutions to secure standard fees for services charged by such institutions, including liens of a collection bank arising in the ordinary course;

(ii) obligations in respect of purchase money financing, capital lease obligations and equipment financing facilities covering existing and newly- acquired equipment, including for the acquisition, installation, qualification and validation of such equipment;

(iii) liens in favor of landlords under real property leases granted by Borrower, and letter of credit deposits related thereto;

(iv) liens related to workers’ compensation, unemployment insurance and other social security legislation;

(v) liens arising under leases, licenses or subleases granted to others not interfering in any material respect with the business of Borrower; and

(vi) and liens on advances in favor of a vendor providing goods or services;

(b) any Encumbrance in favor of Lender;

(c) statutory liens created by operation of law;

(d) liens for taxes, assessments or governmental charges or levies; and

(e) any Encumbrance in existence as of the date hereof and disclosed by the Borrower in writing prior to the date hereof, and any renewals or extensions thereof.

2.7     Cancellation/Suspension. Lender may cancel or suspend further drawing of any undrawn amounts under this Loan Agreement at its sole and absolute discretion; provided, that,

(a) Lender shall deliver to Borrower and Borrower shall have received written notice of Lender’s decision to cancel or suspend further drawing of any undrawn amounts under this Loan Agreement, and

(b) if such notice is received by Borrower after the end of the previous calendar month and before a payment due date, Lender shall make a final payment to Borrower in the amount of two-hundred and fifty thousand dollars ($250,000).

ARTICLE III

DEFAULTS AND REMEDIES

3.1      Events of Default. Any one or more of the following events shall constitute an event of default hereunder (an "Event of Default"):

a)     the Borrower fails to make any required payment required on the Loan within five (5) days after the Borrower's receipt of written notice of default from the Lender;

b)     if, pursuant to the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), the Borrower shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due; or

c)     if a court enters an order or decree under any Bankruptcy Law that (i) is for relief against the Borrower in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for the Borrower or substantially all of Borrower's properties, or (iii) orders the liquidation of the Borrower.

3.2      Remedies. Upon the occurrence of an Event of Default, the Lender, at its option, may take one or more of the following remedial steps:

a)     Upon notice to the Borrower, the entire principal amount of the Loan shall become immediately due and payable, without presentment, demand for payment, protest, notice of nonpayment or protest, notice of dishonor or any other notice or demand, all of which are hereby expressly waived; and

b)     Take any action at law or in equity to collect from the Borrower the payments then due and thereafter to become due under the Loan or to enforce performance and observance of any obligation or agreement of the Borrower under the Loan.

3.3     No Remedy Exclusive. No remedy of the Lender is intended to be exclusive of any other available remedy, but each such remedy shall be cumulative and shall be in addition to every other remedy given under this Loan Agreement or by applicable law. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof.

ARTICLE IV

MISCELLANEOUS

4.1     Notice. Any notice to a party to this Agreement shall be in writing and sent to the respective addresses set forth in the introductory paragraph of this Agreement (or such other address as a party shall designate in writing) by certified mail, return receipt requested, or by nationally recognized overnight courier. All notices shall be effective upon the earlier of (a) three days after being sent or (b) receipt.

4.2     Successors and Assigns. This Loan Agreement contains the entire agreement of the parties with respect to its subject matter and may not be amended except by a written instrument signed by the party to be charged with such amendment. This Loan Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties, except that the Borrower shall not have the right to assign its rights or obligations hereunder.

4.3     Judicial Proceedings. This Loan Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles. All claims or actions arising from this Loan Agreement shall be litigated in the federal courts for the Southern District of New York or the state courts located in the county of New York. The Borrower and the Lender hereby irrevocably submit to the jurisdiction of such courts and waive any claim that any action brought in such a court has been brought in an inconvenient forum

4.4     Captions. The section headings of this Loan Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

4.5     Severability. If any provision of this Loan Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision.

4.6     Waiver of Jury Trial. THE BORROWER AND THE LENDER HEREBY WAIVE ALL RIGHTS TO DEMAND A JURY TRIAL FOR ANY ACTIONS ARISING FROM THIS LOAN AGREEMENT.

4.7     Share Purchase Agreement. Upon funding of the initial Loan installment under this Agreement, the parties shall enter into negotiations to potentially enter into the Share Purchase Agreement no later than October 31, 2017, pursuant to which Lender shall purchase $10 million common stock of Borrower, at a price based on the average of the daily per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WINT <equity> AQR” over the 10-trading day period ending on and including the Closing Date, plus a premium not to exceed fifteen percent (15%), provided that such price shall not exceed $0.25 per share. On the Closing Date, the outstanding principal balance of the Loan shall be applied in full satisfaction of a like amount of the purchase price for the shares and the Loan Agreement shall thereby be terminated and discharged in full.

In Witness Whereof, the parties hereto have caused this Loan Agreement to be executed by their duly authorized officers as of the date first written above.

WINDTREE THERAPEUTICS, INC.		LEE’S PHARMACEUTICAL (HK) LTD.

By:	/s/ Craig Fraser	By:	/s/ Benjamin Li, Ph.D.
Name:	Craig Fraser	Name:	Benjamin Li, Ph.D.
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer

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